Exhibit 99.2

For Immediate Release

Cephalon Wins FENTORA Patent Suit Against Watson

FRAZER, Pa., March 24, 2011 — Cephalon, Inc. (Nasdaq: CEPH) announced that today the United States  District Court in Delaware upheld the validity of Cephalon’s U.S. Patent Number 6,264,981 patent and found that Watson Pharmaceuticals, Inc’s proposed generic version of FENTORA® (fentanyl buccal tablet) infringes that patent.  The Court also denied Watson’s motion to vacate a previously entered injunction preventing Watson from marketing its product.

“We are pleased with the court’s ruling upholding the validity of our patent, as well as its finding that Watson’s product infringes that patent,” said Jerry Pappert, Executive Vice President and General Counsel of Cephalon.

This decision pertained to patent litigation brought by Cephalon and its wholly-owned subsidiary CIMA Labs, Inc. against Watson Pharmaceuticals, Inc., and its wholly-owned subsidiary Watson Laboratories, Inc., regarding Cephalon’s FENTORA product.

FENTORA was approved by the U.S. Food and Drug Administration (FDA) in September 2006.

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 150 products in nearly 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com/

Cephalon Forward-Looking Statement

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Contacts:

Media

Natalie de Vane

O: 610-727-6536

C: 610-999-8756

ndevane@cephalon.com

Fritz Bittenbender

O: 610-883-5885

C: 610-457-7041

fbittenb@cephalon.com

Investors

Robert (Chip) Merritt
O: 610-738-6376
cmerritt@cephalon.com

Joseph Marczely

O: 610-883-5894

jmarczely@cephalon.com